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                                                                     EXHIBIT 5.1

                       Kramer, Levin, Naftalis & Frankel
                                 919 Third Ave.
                               New York, NY 10022



                              November 13, 1996


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:   Twinlab Corporation
                Registration Statement on Form S-1
                (File No. 333-05191)
                --------------------

Ladies and Gentlemen:

          We have acted as counsel to Twinlab Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of the above-captioned Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the initial public offering by the Company of (i) 6,800,000 shares of common stock, par value $1.00 per share of the Company (the "Common Stock"), to be sold by the Company (the "Firm U.S. Shares") and up to 1,275,000 shares of Common Stock (the "Additional Shares") to be sold upon exercise of an option granted by the Company to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Bear, Stearns & Co. Inc., Montgomery Securities and Adams, Harkness & Hill, Inc. ("Adams Harkness"), as representatives of the certain underwriters (the "U.S. Representatives"), to cover over-allotments of the Firm U.S. Shares and (ii) 1,700,000 shares of Common Stock to be sold by the Company (the "Firm International Shares", and, together with the Firm U.S. Shares, the "Firm Shares") to DLJ, Bear, Stearns International Limited, Montgomery Securities and Adams Harkness, as lead managers of certain managing underwriters (the "Managers", and, together with the U.S. Representatives, the "Representatives"), pursuant to an underwriting agreement to be entered into by and among the Company and the Representatives (the "Underwriting Agreement"). The Firm Shares and the Additional Shares are collectively referred to herein as the "Shares".
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Securities and Exchange Commission
November 13, 1996
Page 2

          As such counsel, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and
(iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact, statements and certificates of officers of the Company.

          We are attorneys admitted to the Bar of the State of New York, and we express no opinion as to the laws of any other jurisdiction other than the laws of the United States of America and the General Corporation Law of the State of Delaware.

          Based upon the foregoing, we are of the opinion that the Shares have been validly authorized and, when issued and sold in accordance with the terms described in the Underwriting Agreement, will be validly issued, fully-paid and non-assessable shares of common stock of the Company.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.


                                        Very truly yours,
                                        /s/ Kramer, Levin, Naftalis & Frankel